Exhibit 10.43

UNITED STATES DISTRICT COURT
WESTERN DISTRICT OF NORTH CAROLINA
CHARLOTTE DIVISION

UNITED STATES OF AMERICA	)	DOCKET NO.
)
	)	15 U.S.C. § 78j(b)
v.	)	15 U.S.C. § 78m
	)	15 U.S.C. § 78ff
	)	18 U.S.C. § 371
SWISHER HYGIENE INC.	)

DEFERRED PROSECUTION AGREEMENT

Defendant SWISHER HYGIENE INC. (“SWISHER” or the “Company”) by its undersigned attorneys, pursuant to authority granted by its Board of Directors, and the United States Attorney’s Office for the Western District of North Carolina (the “United States”) enter into this Deferred Prosecution Agreement (the “Agreement”). This Agreement shall be in effect for a period of forty-eight (48) months, unless terminated prior to such date pursuant to Paragraph 11 below.
1. SWISHER accepts and acknowledges that the United States will file a criminal information (the “Information”) in the United States District Court for the Western District of North Carolina charging SWISHER with conspiracy to (a) commit securities fraud, (b) lie to its auditors and accountants, and (c) falsify its books, records and accounts, in violation of Title 15, United States Code, Sections 78j(b), 78m, 78ff and Title 18 United States Code Section 371. In doing so, SWISHER knowingly and willingly waives its right to indictment on these charges.
2. SWISHER accepts and acknowledges responsibility for the conduct of its former employees as set forth in the Bill of Information (“Information”) included as Appendix A and incorporated by reference herein.

3. This Agreement reflects and recognizes the following:
A. The efforts undertaken by SWISHER’s Audit Committee who, with the concurring support of SWISHER’s Board of Directors, conducted a formal investigation through independent counsel (“Independent Counsel”) and independent accounting experts, into the conduct of certain employees and reported that conduct to the United States;
B. SWISHER’s commitment to continue to cooperate with the United States in its ongoing investigation, as set forth in more detail in Paragraph 6 below;
C. The efforts undertaken by SWISHER through its current management, including its current chief executive officer, current chief financial officer, and current chief operating officer, and its Board of Directors, including the Chairman of the Board, to restore the Company to a status of compliance with federal law, to implement an effective compliance and ethics program, and to establish and fortify internal financial and accounting controls, as discussed more fully below in Paragraph 7;
D. SWISHER’s commitment to pay a monetary penalty of $2,000,000.00, if financially able to do so, to the United States, as set forth in more detail in Paragraph 9 below;
E. The fact that the imposition of additional criminal penalties or the requirement of payment beyond what is set forth in Paragraph 9 below would jeopardize the solvency of SWISHER, put at risk the employment of approximately 1,000 employees and full-time contractors not involved in the wrong-doing, and adversely affect more than 40,000 SWISHER customers; and
F. The fact that SWISHER’s auditors have noted substantial doubt that the Company’s ability to continue as a going concern and as a result the Company is unable to make an immediate payment and may not be able to pay the full amount of the monetary penalty set forth in Paragraph 9 below.

4. SWISHER accepts and acknowledges that it is responsible for the criminal acts of certain former employees as set forth in the Information filed in conjunction with this Agreement. Should the United States initiate the prosecution deferred by this Agreement, SWISHER agrees that it will neither contest nor contradict the facts set forth in the Information filed in conjunction with this Agreement and that the Information shall be admitted against SWISHER in any such proceeding as an admission, without objection. Neither this Agreement nor the Information is a final adjudication of the matters addressed in such documents.
5. SWISHER expressly agrees that it shall not, through its present or future attorneys, board of directors, officers, or any other person authorized to speak for the company, make any public statement, in litigation or otherwise, contradicting SWISHER’s acceptance of responsibility set forth above or the factual allegations in the Information filed in conjunction with this Agreement, except insofar as SWISHER contests the applicability of the factual allegations in the Information and/or this Agreement to a specific civil litigant or class of litigants. Any such contradictory statement shall constitute a breach of this Agreement and SWISHER thereafter would be subject to prosecution. SWISHER agrees that the decision of whether any public statement by any such person contradicting a fact contained in the Information will be imputed to SWISHER for the purpose of determining whether SWISHER has breached this Agreement shall be at the sole discretion of the United States. Should the United States decide that a public statement by any such person contradicts in whole or in part a statement of fact contained in the Information, the United States shall notify SWISHER in writing. SWISHER may avoid a breach of this Agreement by publicly repudiating such statement within two business days after receipt of such written notification. Consistent with SWISHER’s obligations as set forth above, SWISHER shall be permitted to contest liability, raise defenses, or assert affirmative claims in civil proceedings with specific civil litigants or classes of litigants relating to the matters set forth in the Information, including by disputing that the factual allegations in the Information and/or this Agreement apply to a specific civil litigant or class of litigants. This paragraph is not intended to apply to any statement made by any individual employed by SWISHER in the course of any criminal, regulatory, or civil case initiated against such individual, unless such individual is speaking on behalf of SWISHER.

6. The United States acknowledges SWISHER’s cooperation to date and SWISHER agrees to continue to cooperate fully with the United States, and with any other agency designated by the United States, in investigating SWISHER and any of its present and former officers, employees, consultants, contractors and subcontractors in all matters. SWISHER agrees that its cooperation shall include, but shall not be limited to, the following:
A. Complete and truthful disclosure of all non-privileged information as may be requested by the United States with respect to the activities of SWISHER and its subsidiaries and affiliates, and its present and former officers, agents, and employees, concernim2, all matters inquired into by the United States;
B. On request from the United States, assembling, organizing, and producing (in any method and format requested by the United States) any and all non-privileged relevant documents, records, electronic data, or other tangible evidence in SWISHER’s possession, custody, or control concerning all matters inquired into by the United States.  Whenever such data is in electronic format, SWISHER shall provide access to such data and assistance in operating computer and other equipment as necessary to retrieve the data. This obligation shall not include production of materials covered by the attorney-client privilege or the work product doctrine;

C. In the event that the early termination provisions set forth in subsection (h) Paragraph 11 are triggered by the acquisition of more than a majority of the fair market value of SWISHER’s assets, SWISHER agrees to maintain in its possession, custody, or control a copy of its general ledger as it existed at the time of, or within sixty days, prior to the closing of the asset acquisition and any and all non-privile2ed relevant documents, records, electronic data, or other tangible evidence gathered or imaged as part of the Audit Committee Investigation or in response to any requests by the United States;
D. Using SWISHER’s best efforts to facilitate the availability of its present and former executives and employees to provide information and/or testimony as requested by the United States, including but not limited to sworn testimony in any proceeding and interviews with law enforcement authorities as requested;
E. Providing testimony and other information deemed necessary by the United States or a court to identify or establish the original location, authenticity, or other evidentiary foundation necessary to admit into evidence documents in any proceeding; and
F. Cooperation will include identification of witnesses who, to SWISHER’s knowledge, may have material information regarding the matters under investigation. With respect to any information, testimony, document, record, or other tangible evidence provided to the United States pursuant to this Agreement, SWISHER consents to any and all disclosures to other government agencies of such materials as the United States, in its sole discretion, deems appropriate.

7. Upon the Audit Committee’s discovery of the unlawful conduct, SWISHER took steps to thoroughly investigate and take remedial measures to address the unlawful conduct and to minimize the chance that such unlawful conduct would reoccur. Those remedial measures included:
A. In March 2012, SWISHER proactively and publicly announced its internal investigation into the unlawful conduct. As a result of the Audit Committee’s internal investigation, prior management and accounting personnel involved with the events set forth in Appendix A have been terminated or otherwise separated from the Company;
B. SWISHER has retained new management, including a new President and Chief Executive Officer, Senior Vice President and Chief Financial Officer, and Senior Vice President and Chief Operating Officer;
C. SWISHER has three new board members since 2012, including a new Chairman. In addition, the Audit Committee now has a second CPA-licensed member with the May 2014 addition of a former Chief Financial Officer of a public company;
D. SWISHER has restructured the Accounting Department and hired a Corporate Controller with over twenty-five years of public accounting and public company accounting experience. Each of SWISHER’s regional controllers now report directly to the Corporate Controller. SWISHER has also hired a Director of SEC Reporting with over ten years of public accounting, auditing, and public company financial reporting experience, and has established an Internal Audit Department;
E. SWISHER has enhanced its compliance policies and procedures, adopting a Code of Business Conduct and Ethics applicable to directors, officers and employees, and has implemented an employee hotline;

F. SWISHER has implemented, and continues to employ, improvements to its control environment to address not only those deficiencies that contributed to the conduct described in the Information and the restatements of SWISHER’s financial statements but also any additional risks identified through the annual risk assessment or any remaining deficiencies in the entire financial reporting and operating, environment. Specifically, SWISHER has instituted a number of improvements to ensure an effective review of its accounts. For example, SWISHER has enhanced its journal entry policy to include a more stringent review and approval process. All journal entries require, at a minimum, review by a supervisor, and all entries with an income statement impact over $35,000.00 are reviewed by the Corporate Controller’s direct reports. Journal entries over $250,000.00 are reviewed by the Corporate Controller, and the CFO reviews each journal entry over $500,000.00;
G. SWISHER has further enhanced its software for recording asset acquisitions, movement and disposal, and computing depreciation expense for financial reporting, purposes. SWISHER has consolidated many of its accounting databases and is implementing an automated process that uploads trial balances of acquired entities’ financial reporting systems into SWISHER’s system on a monthly basis with standardized, centrally controlled mapping across the Company;
H. In February 2014, SWISHER agreed to settle a putative U.S. securities class action lawsuit and establish a restitution fund of up to $5.5 million to class members; and
I. In February 2015, SWISHER settled a putative Canadian class action lawsuit for approximately $700,000.

8. In addition to the remedial measures described in Paragraph 7 above, SWISHER agrees to implement certain additional remedial measures designed to promote compliance with federal law. In particular, SWISHER agrees to provide officers and employees’ reasonable training and education to minimize the possibility of future violations of federal laws. SWISHER shall provide such training and education on an annual basis for the duration of this Agreement. Completion of such training shall be mandatory for (a) SWISHER officers and employees responsible for its corporate level accounting and financial reporting functions: (b) those officers and employees responsible for financial reporting at SWISHER’s major divisions and subsidiaries; and (c) the senior operational officers at SWISHER’s corporate, divisional and subsidiary levels. Such training and education shall include, at a minimum, components covering the following subjects:
A. The obligations imposed by the federal securities laws and proper internal accounting controls and procedures;
B. Recognizing indications of non-GAAP accounting practices or fraud most relevant to SWISHER’s business operations; and
C. The obligations incumbent upon, and the responses expected of, SWISHER’s officers and employees upon learning of illegal or potentially illegal acts concerning SWISHER’s accounting and financial reporting.
The parties agree that in the event that the early termination provisions set forth in subsection (b) of Paragraph 11 are triggered by the acquisition of more than a majority of the fair market value of SWISHER’s assets, these provisions of this Paragraph will not apply.
9. SWISHER agrees to pay a monetary penalty of $2,000,000.00 to the United States in four annual installments of $500,000.00 each, to be paid within 15 days after completion of the audit of the Company’s annual financial statements for the prior fiscal year, beginning with fiscal year 2015. Notwithstanding the foregoing, each annual installment shall not exceed an amount equal to 50% of operating income (as reflected in the Company’s audited annual financial statements), less mandatory debt repayments. To the extent that this results in an annual installment of less than $500,000.00, the difference between the $500,000.00 and the amount actually paid will be added to each subsequent year’s payment, subject to the restrictions set forth herein. The unpaid balance of the monetary penalty shall become immediately due and payable upon the closing of an agreement that includes a change in control of the Company as defined in Paragraph 11 below. SWISHER agrees that no tax deduction will be sought in connection with this payment.

10. All payments made pursuant to this Agreement are final and shall not be refunded under any circumstance, including if the United States later determines that SWISHER has breached this Agreement and brings a prosecution against it. Further, nothing in this Agreement shall be deemed an agreement by the United States that this amount is the maximum criminal fine that may be imposed in such prosecution, and the United States shall not be precluded from arguing that the Court should impose a higher tine in the event of a breach. The United States agrees, however, to recommend to the Court that the amount paid pursuant to this Agreement should be offset against whatever fine the Court shall impose as part of its judgment in the event of a subsequent breach and prosecution.
11. In light of SWISHER’s self-reporting of the unlawful conduct of its former employees and its willingness (a) to acknowledge responsibility for its behavior, (b) to continue its cooperation with the United States and other investigative and regulatory agencies, (c) to adopt or maintain and independently review remedial measures, and (d) to pay a fine as set forth in paragraph 9 above, the United States shall recommend to the Court that prosecution of SWISHER on the criminal Bill of Information filed pursuant to Paragraph 1 be deferred until one of the two following conditions has been met (at which time such deferred prosecution shall be voluntarily dismissed by the United States pursuant to Paragraph 13 herein): (a) a period of forty-eight (48) months from the date of this Agreement has expired; or (b) until such time as (i) a change in control of the Company has occurred, and (ii) SWISHER has paid an aggregate monetary penalty of $2,000,000.00 pursuant to Paragraph 9 above; and (iii) the United States agrees to such early expiration, which agreement shall not be unreasonably withheld. For purposes of’ this provision, “change of control” means when a “person” and/or “affiliates” of such person (both as defined in the Securities Exchange Act of 1934) acquires more than 50% of SWISHER’s voting stock, or more than a majority of the fair market value of SWISHER’s assets, or a majority of SWISHER’s Board of Directors no longer consists of current directors in connection with a corporate takeover. In the event that the early termination provisions set forth in subsection (b) of this Paragraph are triggered by the acquisition of more than a majority of the fair market value of SWISHER’s assets (and not by the acquisition of more than 50% of SWISHER’s voting stock), the parties agree that (I) the cooperation provision set forth in Paragraph 6 above shall survive and remain in effect and be binding on SWISHER until the earlier of forty-eight months from the date of this Agreement or the conclusion of the Delaware statutory process for dissolution of SWISHER, and (2) that failure on the part of SWISHER to comply with the provisions in Paragraph 6 will subject SWISHER to prosecution for breach of Paragraph 6 of this Agreement, and (3) that Paragraphs 4 and 14 through 19 shall also survive as they relate to breach of this agreement for failure to comply with the cooperation provisions set forth in Paragraph 6. If the early termination provisions set forth in subsection (b) of this Paragraph are triggered by the acquisition of more than 50% of SWISHER’s voting stock, the parties agree that the provisions of the prior sentence shall be binding on any entity which is a successor to SWISHER.

12. Except as set forth in Paragraph 11, this Agreement and all provisions set forth herein bind SWISHER and any of its successors and assigns. The parties agree that an unaffiliated third party acquiring the assets of SWISHER in an arms’ length transaction, without acquiring more than 50% of SWISHER’s voting stock, is not considered a successor or assign pursuant to this Paragraph.
13. The United States agrees that if SWISHER is in full compliance with all of its obligations under this Agreement, the United States, within thirty (30) days of the expiration of this Agreement pursuant to Paragraph 11, will seek dismissal with prejudice of the criminal Information filed against SWISHER and this Agreement shall expire. The thirty-day dismissal period may be extended for up to sixty (60) additional days at the reasonable discretion of the United States in order to complete the determination that the obligations under this Agreement have been met by SWISHER. The United States may request further additional time with leave of the court.
14. Should the United States determine that SWISHER through an employee of SWISHER, acting, on behalf of SWISHER and with the knowledge of SWISHER management (i.e., a Division President or above), has knowingly and intentionally committed any federal crime after date of this Agreement, SWISHER shall, in the sole discretion of the United States, thereafter be subject to prosecution for any federal crimes, including those arising from the conduct underlying this Agreement.
15. Should the United States determine that SWISHER has deliberately given false, incomplete, or misleading information pursuant to this Agreement, or has otherwise knowingly, intentionally, and materially violated any provision of this Agreement, SWISHER thereafter shall be subject to prosecution for any Federal criminal violation, including those arising from the conduct underlying this Agreement.
16. SWISHER agrees that the decision whether conduct and/or statements of any individual acting on behalf or speaking on behalf of SWISHER will be imputed to SWISHER for the purpose of determining whether SWISHER has knowingly, intentionally and materially violated any provision of this Agreement shall be in the sole discretion of the United States.
17. Should the United States determine that SWISHER has committed a knowing, intentional, and material breach of any provision of this Agreement, the United States shall provide written notice to SWISHER, addressed to its counsel, Charles F. Walker, Skadden, Arps, Slate, Meagher & Flom LLP, 1440 New York Avenue, NW, Washington D.C. 20005, and James P. McLoughlin, Jr., Moore & Van Allen, PLLC, 100 North Tryon Street, Charlotte, NC 28202, with a copy to the Company, Attention: William Pierce, 4725 Piedmont Row Drive, Suite 400, Charlotte, NC 28210, or to any successor that the Company may designate, of the alleged breach and provide SWISHER with a two-week period from the date of receipt of such notice in which to make a presentation to the United States, or its designee, to demonstrate that no breach has occurred, or, to the extent applicable, that the breach was not knowing, intentional or material, or has been cured. Upon request by SWISHER, the United States may agree in writing to extend this two-week period, including providing SWISHER with an opportunity to cure any breach of this Agreement. The parties to this Agreement expressly understand and agree that should SWISHER fail to make a presentation to the United States, or its designee, within the two-week period (or other period agreed to by the United States), the United States may conclusively presume that SWISHER is in knowing, intentional and material breach of this Agreement. The parties further understand and agree that the exercise of discretion by the United States or its designee under this paragraph is not subject to review in any court or tribunal.

18. It is further agreed that in the event that the United States, in its sole discretion, determines that SWISHER has materially breached or violated any provision of this Agreement:
A. All statements made by or on behalf of SWISHER to the United States, or any testimony given by SWISHER before a grand jury or any tribunal, at any legislative hearings, or to the Commodities Futures Trading, Commission or U.S. Securities and Exchange Commission, whether prior or subsequent to this Agreement, or any leads derived from such statements or testimony, shall be admissible in evidence in any and all criminal proceedings brought by the United States against SWISHER; and
B. SWISHER shall not assert any claim under the United States Constitution, Rule 11(e)(6) of the Federal Rules of Criminal Procedure, Rule 410 of the Federal Rules of Evidence, or any other federal rule, that statements made by or on behalf of SWISHER prior to or subsequent to this Agreement, or any leads therefrom, should be suppressed.
19. SWISHER expressly waives all rights to a speedy trial pursuant to the Sixth Amendment of the United States Constitution, Title 18, United States Code, Section 3161, Federal Rule of Criminal Procedure 48(b), and any applicable Local Rules of the United States District Court for the Western District of North Carolina. SWISHER further waives ally right to contest any prosecution of SWISHER relating, to the conduct that is the subject of or related to the criminal information on the ground that such prosecution is time-barred by the applicable statute of limitations. SWISHER’s waiver of the statute of limitations is knowing and voluntary and in express reliance on the advice of counsel.
20. SWISHER acknowledges that the United States has made no representations, assurances, or promises concerning what sentence may be imposed by the Court should SWISHER materially breach this Agreement and this matter proceed to judgment. SWISHER further acknowledges that any such sentence is solely within the discretion of the Court and that nothing in this Agreement binds or restricts the Court in the exercise of such discretion.
21. It is further understood that this Agreement is binding on SWISHER and the United States, as defined in Paragraph I, but specifically does not hind any other federal agencies, or any state or local authorities, although the United States will bring the cooperation of SWISHER and its compliance with its other obligations under this Agreement to the attention of the U.S. Securities and Exchange Commission as well as to the attention of state or local prosecuting offices or regulatory agencies, if requested by SWISHER or its attorneys.
22. SWISHER and the United States understand that the Agreement to defer prosecution of SWISHER must be approved by the Court, in accordance with 18 U.S.C. § 3161(h)(2). Should the Court decline to approve a deferred prosecution for any reason, both the United States and SWISHER are released from any obligation imposed upon them by this Agreement and this Agreement shall be null and void.
23. This Agreement sets forth all the terms of the Deferred Prosecution Agreement between SWISHER and the United States. No modifications or additions to this Agreement shall be valid unless they are in writing and signed by the United States, SWISHER’s attorneys, and a duly authorized representative of SWISHER.

ON BEHALF OF THE UNITED STATES:
JILL WESTMORELAND ROSE
UNITED STATES ATTORNEY

/s/ Mark T. Odulio   10/7/15
MARK T. ODULIO
ASSISTANT UNITED STATES ATTORNEY

/s/ Maria K. Vento   10/7/15
MARIA K. VENTO
ASSISTANT UNITED STATES ATTORNEY

DIRECTOR’S CERTIFICATE
I have read this Agreement and carefully reviewed every part of it with counsel for SWISHER HYGIENE INC. (“SWISHER”). I understand the terms of this Agreement and voluntarily agree, on behalf of SWISHER, to each of the terms. Before signing this Agreement, I consulted with the attorneys for SWISHER. The attorneys fully advised me of SWISHER’s rights, of possible defenses, of the Sentencing Guidelines’ provisions, and of the consequences of entering into this Agreement. No promises or inducements have been made other than those contained in this Agreement. Furthermore, no one has threatened or forced me, or to my knowledge any person authorizing this Agreement on behalf of SWISHER, in any way to enter into this Agreement. I am also satisfied with the attorneys’ representation in this matter. I certify that I am a director of SWISHER and that I have been duly authorized by SWISHER to execute this Deferred Prosecution Agreement on behalf of SWISHER.

10/6/2015	By:	/s/ Richard L. Handley
DATE		Richard L. Handley
Chairman of the Board
SWISHER HYGIENE INC.

CERTIFICATE OF COUNSEL

I am counsel for SWISHER HYGIENE INC. (“SWISHER”). In connection with such representation, I have examined relevant SWISHER documents, and have discussed this Agreement with the authorized representative of SWISHER. Based on my review of the foregoing materials and discussions, I am of the opinion that:
1.           Richard L. Handley is duly authorized to enter into this Agreement on behalf of SWISHER.
2.           This Agreement has been duly and validly authorized, executed and delivered on behalf of SWISHER, and is a valid and binding obligation of SWISHER.
Further, I have carefully reviewed every part of this Agreement with directors of SWISHER. I have fully advised these directors of SWISHER’s rights, of possible defenses, of the Sentencing Guidelines’ provisions, and of the consequences of entering into this Agreement. To my knowledge, SWISHER’s decision to enter into this Agreement is an informed and voluntary one.

10/6/2015	By:	/s/ Charles F. Walker
DATE		Charles F. Walker, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
Attorney for SWISHER HYGIENE INC.